UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2008

GEMINI EXPLORATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-136859
(Commission File Number)

N/A
(IRS Employer Identification No.)

Suite 103, 240-11th Avenue SW, Calgary, Alberta Canada T2R 0C3
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 403.697.4877

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective August 1, 2008, we issued a $100,000 8% convertible debenture to Galleon Investments Ltd. All or any portion of the amounts due under the convertible debenture, which matures on November 1, 2008, may be converted at any time, at the option of the holder, into common shares of our company at a conversion price of seventy five percent (75%) of the average of the three lowest closing bid prices of our common stock for the five trading days immediately prior to the date that we receive notice of conversion of the convertible debenture.

Item 3.02 Unregistered Sales of Equity Securities

Effective August 1, 2008, we issued a $100,000 8% convertible debenture to Galleon Investments Ltd. All or any portion of the amounts due under the convertible debenture, which matures on November 1, 2008, may be converted at any time, at the option of the holder, into common shares of our company at a conversion price of seventy five percent (75%) of the average of the three lowest closing bid prices of our common stock for the five trading days immediately prior to the date that we receive notice of conversion of the convertible debenture.

The issuance of the convertible debenture and the securities issuable upon conversion of the convertible debenture was made pursuant to the exemption from registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation S promulgated thereunder. The creditor is not a U.S. person (as that term is defined in Regulation S).

Item 9.01 Financial Statements and Exhibits

10.1	8% convertible debenture, effective August 1, 2008 issued by our company to Galleon Investments Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMINI EXPLORATIONS, INC.

/s/ Michael Hill
Michael Hill
Chief Executive Officer and Director

Date: August 7, 2008